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Exhibit 10.1

SEVENTH AMENDMENT TO LOAN AND
SECURITY AGREEMENT

        This Amendment, dated as of May 8, 2003, is made by and between CIBER, INC., a Delaware corporation (the "Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the "Lender").

Recitals

        The Borrower and the Lender are parties to a Loan and Security Agreement dated as of September 26, 2001, as amended by a First Modification to Loan and Security Agreement dated as of December 31, 2001, a letter amendment to the Loan and Security Agreement dated as of March 12, 2002, a Third Amendment to Loan and Security Agreement dated as of May 6, 2002, a letter amendment to the Loan and Security Agreement dated as of August 2, 2002, an Amendment to Loan and Security Agreement dated as of November 8, 2002 and a Sixth Amendment to Loan and Security Agreement dated as of December 15, 2002 (as so amended, the "Loan Agreement"). Capitalized terms used in these recitals have the meanings given to them in the Loan Agreement unless otherwise specified.

        The Borrower has requested that certain amendments be made to the Loan Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

        1.    Defined Terms.    Capitalized terms used in this Amendment which are defined in the Loan Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

        2.     Section 1.1 of the Loan Agreement is hereby amended by adding or amending, as the case may be, the following subsections to read in their entirety as follows:

          "(hhh)    'Alphanet Acquisition' means the acquisition by Borrower of all of the issued and outstanding shares of Alphanet Solutions, Inc. pursuant to the Alphanet Agreement.

          (iii)    'Alphanet Agreement' means that certain Agreement and Plan of Merger by and among Borrower, CIBER Acquisition Corporation and Alphanet Solutions, Inc., dated as of April 21, 2003.

          (jjj)    'Closing Date' means the 'Closing Date' as defined in the Alphanet Agreement."

        3.     Section 2.1 of the Loan Agreement is hereby amended to read in its entirety as follows:

    "Section 2.1    Commitment.    Subject to the terms and conditions of this Agreement and the Other Agreements and provided further that Borrower is not in default thereunder, and prior to the Termination Date, Lender shall make Loans and/or issue Letters of Credit to Borrower as Borrower shall from time to time request (the 'Commitment'). The aggregate unpaid principal of all Loans outstanding at any one time shall not exceed Seventy-Five Million Dollars ($75,000,000), subject to reductions in the maximum amount of the Commitment from time to time pursuant to Section 2.8, less the aggregate undrawn face amount of the Letters of Credit. If at any time the outstanding principal balance of the Loans exceeds Loan Availability, Borrower shall immediately, and without the necessity of a demand by Lender, pay to Lender such amount as may be necessary to eliminate such excess."

        4.     Section 2.8(b) of the Loan Agreement is hereby amended to read in its entirety as follows:

    "As of the earlier of July 31, 2003 or within five (5) days after the Closing Date, the Commitment shall automatically be reduced to Fifty Million Dollars ($50,000,000), as of September 30, 2003, the Commitment shall automatically be reduced to Forty-Seven Million

    Five Hundred Thousand Dollars ($47,500,000), and as of December 31, 2003, and as of the last Business Day of each calendar quarter thereafter, the Commitment shall automatically be reduced in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000)."

        5.     Section 5.1(t)(iii) of the Loan Agreement is hereby amended retroactively to March 31, 2002 to read in its entirety as follows:

    "Leverage Ratio. Borrower shall not allow the ratio of Total Funded Indebtedness to EBITDA for the 12-month period ending on the last day of each quarter to exceed 1.00:1.00."

        6.     Article V of the Loan Agreement is hereby amended by adding a new Section 5.3 to read in its entirety as follows:

    "Section 5.3.    Covenant related to the Alphanet Acquisition.    Unless Borrower obtains Lender's prior written consent waiving or modifying any of Borrower's covenants hereunder in any specific instance, Borrower agrees to pay the Lender on the earlier of July 31, 2003 or within five (5) days after the Closing Date, the greater of (a) an amount equal to the amount required to reduce the sum of (i) the aggregate undrawn face amount of the Letters of Credit and (ii) the aggregate unpaid principal of all Loans outstanding, to $50,000,000 or (b) $20,000,000."

        7.    Alphanet Guarantee.    The Borrower acknowledges and agrees that its failure to cause Alphanet Solutions, Inc. to deliver to the Lender, within ten (10) days Business Days after the Closing Date, a properly executed guarantee, in form and substance acceptable to the Lender in its sole discretion, shall constitute an Event of Default.

        8.    Consent to Acquisition.    Upon satisfaction of the conditions precedent set forth in Paragraph 11 hereof, the Lender hereby consents to the Alphanet Acquisition and hereby waives any breaches of the Loan Agreement and the Other Agreements arising as result of, or in connection with, the Alphanet Acquisition.

        9.    No Other Changes.    Except as explicitly amended by this Amendment, all of the terms and conditions of the Loan Agreement shall remain in full force and effect and shall apply to any Loan or Letter of Credit thereunder. This Amendment complies with Section 11.5 of the Loan Agreement. Borrower acknowledges that the Lender has not committed to make any further amendments or modifications to the Loan Agreement or any other agreement or instrument beyond the amendments made herein, and that any further amendments or modifications to the Loan Agreement remain in the sole discretion of the Lender.

        10.    Waiver of Defaults.    The Borrower is in default of Section 5.1(t)(iii) of the Loan Agreement as of March 31, 2002 (the "Existing Default"). Upon the terms and subject to the conditions set forth in this Amendment, the Lender hereby waives the Existing Default. This waiver shall be effective only in this specific instance and for the specific purpose for which it is given, and this waiver shall not entitle the Borrower to any other or further waiver in any similar or other circumstances.

        11.    Conditions Precedent.    This Amendment, and the waivers set forth in Paragraph 8 and Paragraph 10 hereof, shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

          (a)   The Acknowledgment and Agreement of Guarantors set forth at the end of this Amendment, duly executed by each Guarantor.

          (b)   A Certificate of the Secretary of the Borrower certifying as to (i) the resolutions of the board of directors of the Borrower approving the execution and delivery of this Amendment, (ii) the fact that the certificate of incorporation and bylaws of the Borrower, which were certified and delivered to the Lender pursuant to the Secretary's Certificate of the Borrower's secretary or assistant secretary dated as of September 24, 2001 continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of the Borrower who have been certified to the Lender, pursuant to the Secretary's Certificate of the Borrower's secretary dated as of September 24, 2001, as being authorized to sign and to act on behalf of the Borrower continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Borrower authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Borrower.

        12.    Borrower's Representations and Warranties.    The Borrower hereby represents and warrants to the Lender as follows:

          (a)   The Borrower has all requisite corporate power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

          (b)   The execution, delivery and performance by the Borrower of this Amendment has been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the certificate of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

          (c)   All of the representations and warranties contained in Article IV of the Loan Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

        13.    References.    All references in the Loan Agreement to "this Agreement" shall be deemed to refer to the Loan Agreement as amended hereby; and any and all references in the Security Documents to the Loan Agreement shall be deemed to refer to the Loan Agreement as amended hereby.

        14.    No Other Waiver.    Except as set forth in Paragraph 8 and Paragraph 10 hereof, the execution of this Amendment and any documents related hereto shall not be deemed to be a waiver of any default or Event of Default under the Loan Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

        15.    Costs and Expenses.    The Borrower hereby reaffirms its agreement under the Loan Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Loan Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

        16.    Miscellaneous.    This Amendment and the Acknowledgment and Agreement of Guarantors may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BANK, NATIONAL ASSOCIATION		CIBER, INC.
By:	/s/ JOHN R. HALL	By:	/s/ MAC J. SLINGERLEND
Name:	John R. Hall	Name:	Mac J. Slingerlend
Its:	Vice President	Its:	President

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS

        The undersigned, each a guarantor of the indebtedness of CIBER, INC. (the "Borrower") to Wells Fargo Bank, N.A. (the "Lender") pursuant to a separate Guaranty (each, a "Guaranty"), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms and execution thereof; (iii) reaffirms its obligations to the Lender pursuant to the terms of its Guaranty; and (iv) acknowledges that the Lender may amend, restate, extend, renew or otherwise modify the Loan Agreement and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under its Guaranty for all of the Borrower's present and future indebtedness to the Lender.

DigiTerra, Inc., a Delaware corporation
By:	/s/ MAC J. SLINGERLEND
Name:	Mac J. Slingerlend
Its:	Vice President
CIBER Associates, Inc., a Delaware corporation
By:	/s/ MAC J. SLINGERLEND
Name:	Mac J. Slingerlend
Its:	President
CIBER, International, Inc., a Delaware corporation
By:	/s/ MAC J. SLINGERLEND
Name:	Mac J. Slingerlend
Its:	President and Chief Executive Officer
CIBER (UK) LIMITED
By:
Name:
Its:

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  Exhibit 10.1
SEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT
ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS